Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-233654 and 333-223850 on Form S-3 and Nos. 330-230162, 333-210259 and 333-205773 on Form S-8 of our report dated March 16, 2020, relating to the consolidated financial statements of Chiasma, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Boston, MA

March 16, 2020